Explanation of Responses

(2)  Includes 1,185,099 shares held by Vertical
Fund I, L.P., or VFI, a Delaware limited partnership, and 276,793 shares held by Vertical Fund II, L.P., or VFII, a Delaware limited partnership. The Vertical
Group, L.P., a Delaware limited partnership, is the sole general partner of each of VFI and VFII, and The Vertical Group GP, LLC controls The Vertical Group
L.P. Mr. Emmitt is a Member and Manager of The Vertical
Group GP, LLC, which controls The Vertical Group, L.P.
All ordinary shares indicated as owned by Mr. Emmitt are included because of his affiliation with The Vertical
Group, L.P. Mr. Emmitt disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Vertical Group, L.P., except to the extent of any indirect pecuniary interest therein. This Form 4 shall not be deemed an admission that Mr. Emmitt or any other person referred to herein is a beneficial owner of any securities for purposes of Section 16 of the Securities Exchange Act of 1934 or for any other purpose.